Exhibit 99.1

Marvell Announces CFO Transition

Willem Meintjes Appointed Chief Financial Officer

Reaffirms Midpoint of Fourth Quarter of Fiscal 2023 Revenue Outlook, Narrows Range to +/- 3%

SANTA CLARA, Calif., Jan. 11, 2023 — Marvell Technology, Inc. (NASDAQ: MRVL), a leader in data infrastructure semiconductor solutions, today announced that Willem Meintjes, who has served as Marvell’s Chief Accounting Officer and Treasurer since 2018, has been appointed Chief Financial Officer, effective January 20, 2023. Mr. Meintjes’ promotion follows the resignation of Jean Hu, who is departing the Company to pursue another professional opportunity, effective January 20, 2023.

“Jean has been an incredible partner over the past six years as we have transformed Marvell into a leader in data infrastructure semiconductor solutions,” said Matt Murphy, Marvell’s President and CEO. “Jean’s commitment to talent and development has also elevated the entire finance organization, as evidenced by many of the strong leaders – including Willem – she has helped mentor over the years. We thank her for her many contributions and wish her all the best with her next professional opportunity.”

Mr. Murphy continued, “Willem joined Marvell in 2016 right at the start of our transformation, and since then, he has been instrumental in building our corporate and financial foundations. He is well prepared to be taking on the role of CFO and his deep institutional knowledge of the Company, paired with his significant finance operations experience, will be pivotal as we continue our journey to be the industry’s premier data infrastructure semiconductor provider. We are proud of our thoughtful succession planning process that ensures this will be a smooth transition to the next generation of finance leadership.”

“I am thrilled to step into this role and continue working alongside Matt and the rest of the executive team,” said Mr. Meintjes. “We have tremendous momentum in our business as demand for data infrastructure continues to grow, and the opportunity in front of us is enormous. Marvell is on a clear trajectory for success and I look forward to helping the Company execute on its next phase of growth and innovation.”

“It has been a true privilege to work alongside Matt, Willem and the rest of the talented Marvell team,” said Ms. Hu. “As I depart Marvell for my next opportunity, I know the Company is well-positioned for continued success. Having worked closely with Willem, I can say with confidence that he is the right leader to drive the Company’s finance organization in the years to come.”

Mr. Meintjes joined Marvell in 2016 as Senior Vice President of Finance and was promoted to Chief Accounting Officer and Treasurer two years later. During his tenure at Marvell, Mr. Meintjes has held multiple roles across the Finance organization, including overseeing the FP&A, Treasury and Accounting functions. Prior to joining the Company, he served as Vice President and Corporate Controller at Newport Corporation and as Vice President and Corporate Controller at International Rectifier. Mr. Meintjes holds both a Bachelor of Commerce in Accounting and a Bachelor of Commerce (Honours) in Accounting from the University of Johannesburg and participated in Stanford University’s Strategic Financial Leadership Program in 2018.

As part of this transition, Pani Dixon, who currently serves as the Company’s Corporate Controller, has been named Chief Accounting Officer, also effective January 20, 2023.

Reaffirming Midpoint of Fourth Quarter of Fiscal 2023 Revenue Outlook and Narrowing Range

The Company today also announced that it is reaffirming the midpoint of its revenue outlook for the fourth quarter of fiscal 2023, as provided on December 1, 2022, and narrowing the range. Net revenue is now expected to be $1.400 billion +/- 3% versus the prior +/- 5%.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future events or achievements such as statements in this press release related to our projected revenue for the fourth quarter of fiscal year 2023. Actual events or results may differ materially from those contemplated in this press release. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements. Our filings with the Securities and Exchange Commission (“SEC”), which you may obtain for free at the SEC’s website at http://www.sec.gov, discuss some of the important risk factors that may affect our projected revenue, business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Marvell

To deliver the data infrastructure technology that connects the world, we’re building solutions on the most powerful foundation: our partnerships with our customers. Trusted by the world’s leading technology companies for over 25 years, we move, store, process and secure the world’s data with semiconductor solutions designed for our customers’ current needs and future ambitions. Through a process of deep collaboration and transparency, we’re ultimately changing the way tomorrow’s enterprise, cloud, automotive, and carrier architectures transform—for the better.

For further information, contact:

Ashish Saran

Senior Vice President, Investor Relations

408-222-0777

ir@marvell.com

Kim Markle

pr@marvell.com